FUND SERVICES AGREEMENT

between

ARROW INVESTMENTS TRUST,

ARROW ETF TRUST

and

INDEX

1. APPOINTMENT AND DELIVERY OF DOCUMENTS	1
2. DUTIES OF GFS	2
3. FEES AND EXPENSES	2
4. STANDARD OF CARE, INDEMNIFICATION AND RELIANCE	4
5. LIMITATION OF SHAREHOLDER AND TRUSTEE LIABILITY	6
6. EXPENSES ASSUMED BY THE TRUSTS	6
7. REPRESENTATIONS AND WARRANTIES	7
8. CONFIDENTIALITY	8
9. PROPRIETARY INFORMATION	8
10. ADDITIONAL FUNDS AND CLASSES	9
11. ASSIGNMENT AND SUBCONTRACTING	9
12. EFFECTIVE DATE, TERM AND TERMINATION	9
13. LIAISON WITH ACCOUNTANTS/ATTORNEYS	10
14. MISCELLANEOUS	10
APPENDIX I	1
APPENDIX II	1
APPENDIX III	1

ARROW INVESTMENTS TRUST & ARROW ETF TRUST

FUND SERVICES AGREEMENT

THIS FUND SERVICES AGREEMENT (this “Agreement”) made as of the 11th day of June, 2015, by and between ARROW INVESTMENTS TRUST, a Delaware statutory trust having its principal office and place of business at 6100 Chevy Chase Drive, Suite 100, Laurel, MD 20707, ARROW ETF TRUST, a Delaware statutory trust having its principal office and place of business at 6100 Chevy Chase Drive, Suite 100, Laurel, MD 20707 (each a “Trust” and together the "Trusts") and GEMINI FUND SERVICES, LLC, a Nebraska limited liability company having its principal office and place of business at 17605 Wright Street, Omaha, Nebraska 68130 (“GFS”). This Agreement replaces and supersedes all prior understandings and agreements between the parties hereto for the services described below.

WHEREAS, each Trust is an open-end management investment company registered with the United States Securities and Exchange Commission (the “SEC”) under the Investment Company Act of 1940, as amended (“1940 Act”); and

WHEREAS, each Trust is authorized to issue shares (“Shares”) in separate series, with each such series representing interests in a separate portfolio of securities and other assets; and

WHEREAS, Trusts offer shares in the series as set forth on Appendix III attached hereto (each such series, together with all other series subsequently established by the Trusts and made subject to this Agreement in accordance with Section 10, being herein referred to as a “Fund,” and collectively as the “Funds”); and

WHEREAS, the Trusts desire that GFS perform the services selected on Appendices I, II and  III (collectively the “Services”) for the Funds and GFS is willing to provide those services on the terms and conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the promises and mutual covenants contained herein, the Trusts and GFS hereby agree as follows:

1.       APPOINTMENT AND DELIVERY OF DOCUMENTS

(a)	The Trusts, on behalf of each Fund hereby appoints GFS to provide the Services to the Trusts for the period and on the terms set forth in this Agreement. GFS accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Section 3 and Appendix III of this Agreement. A description of all the services offered by GFS is set forth on Appendices I – III.

(b)	In connection therewith the Trusts have delivered to GFS copies of:

(i)	each Trust's Agreement, Declaration of Trust and Bylaws (collectively, the "Organizational Documents");

(ii)	each Trust's Registration Statement on Form N-1A and all amendments thereto filed with the SEC pursuant to the Securities Act of 1933, as amended (the "Securities Act"), and the 1940 Act (the "Registration Statement");

(iii)	each Trust’s notification of registration under the 1940 Act on Form N-8A as filed with the SEC;

(iv)	each Trust's current Prospectus and Statement of Additional Information for each Fund (collectively, as currently in effect and as amended or supplemented, the "Prospectus");

(v)	each Fund’s current plan of distribution adopted by such Trust under Rule 12b-1 under the 1940 Act (the "Plan");

(vi)	each Fund’s investment advisory agreement;

(vii)	each Fund’s underwriting/distribution agreement;

(viii)	contact information for each Fund’s service providers, including but not limited to, the Fund’s administrator, custodian, transfer agent, and/or index receipt agent, independent auditors, legal counsel, underwriter and chief compliance officer; and

(ix)	procedures adopted by the Trusts in accordance with Rule 17a-7 under the 1940 Act with respect to affiliated transactions.

(c)	The Trusts shall promptly furnish GFS with all amendments of or supplements to the items listed in Section 1(b) above, and shall deliver to GFS a copy of the resolution of the Board of Trustees of each Trust (the "Board") appointing GFS and authorizing the execution and delivery of this Agreement.

2.       DUTIES OF GFS

GFS shall provide the services detailed in Appendices I, II and III to this Agreement.

(a)	In order for GFS to perform the Services, each Trust (i) shall cause all service providers to the Funds of each Trust to furnish any and all information to GFS, and assist GFS as may be required and (ii) shall ensure that GFS has access to all records and documents maintained by the Trusts or any service provider to the Trusts or a Fund of the Trusts.

(b)	GFS shall, for all purposes herein, be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trusts in any way or otherwise be deemed an agent of the Trusts.

(c)	Whenever, in the course of performing its duties under this Agreement, GFS determines, on the basis of information supplied to GFS by the Trusts, that a violation of applicable law has occurred, or that, to its knowledge, a possible violation of applicable law may have occurred, or with the passage of time could occur, GFS shall promptly notify the Trusts and their legal counsel of such violation.

3.	FEES AND EXPENSES

(a)	Fees. As compensation for the Services provided by GFS to the Trusts pursuant to this Agreement, each Trust, on behalf of each Fund, agrees to pay GFS the fees set forth in Appendix III attached hereto. Fees will begin to accrue for each Fund on the latter of the date of this Agreement or the date GFS begins providing services to a Fund. For the purpose of determining fees calculated as a function of a Fund’s assets, the value of the Fund’s assets and net assets shall be computed as required by its currently effective Prospectus, generally accepted accounting principles, and resolutions of the Board. GFS will render, after the close of each month in which services have been furnished, a statement reflecting all of the charges for such month. Services provided for partial months shall be subject to pro ration.

(b)	Expenses. GFS will bear its own expenses, in connection with the performance of the Services under this Agreement, except as provided herein or as agreed to by the parties. In addition to the fees paid under Section 3(a), the Trusts agree to reimburse GFS for all reasonable out-of-pocket expenses or advances incurred by GFS to perform the Services or otherwise with the . For reports, analyses and services requested in writing by the Trusts and provided by GFS, not in the ordinary course, GFS shall charge hourly fees specified in Appendix III attached hereto.

(c)	Fee Changes. On each anniversary date of this Agreement (determined from the Effective Date for each Fund as set forth on Appendix III) the base and/or minimum fees enumerated in Appendix III attached hereto, may be increased by the change in the Consumer Price Index for the Northeast region (the “CPI”) for the twelve-month period ending with the month preceding such annual anniversary date. Any CPI increases not charged in any given year may be included in prospective CPI fee increases in future years. GFS Agrees to provide the Board prior written notice of any CPI increase.

(d)	Due Date. All fees contemplated under Section 3(a) above and reimbursement for all expenses contemplated under Section 3(b) above are due and payable within ten (10) days of receipt of an invoice provided by GFS. Any fees or reimbursements due hereunder not received by its due date may be assessed interest at the maximum amount permitted by law.

(e)	Books and Records. The accounts, books, records and other documents (the “Records”) maintained by GFS shall be the property of the Funds, and shall be surrendered to the Funds, at the expense of the Funds, promptly upon request by the Funds in the form in which such Records have been maintained or preserved, provided that all service fees and expenses charged by GFS in the performance of its duties hereunder have been fully paid to the satisfaction of GFS. GFS agrees to maintain a back up set of Records of the Funds (which back-up set shall be updated on at least a weekly basis) at a location other than that where the original Records are stored. GFS shall assist the Funds’ independent auditors, or, upon approval of the Funds, any regulatory body, in any requested review of the Funds’ Records. GFS shall preserve the Records, as they are required to be maintained and preserved by Rule 31a-1 under the 1940 Act

(f)                 fees are specified in Appendix III attached hereto. In addition, GFS reserves the right to charge for out-of-pocket expenses associated with the De-Conversion, as specified in Section 12(d) of this Agreement.

4.	STANDARD OF CARE, INDEMNIFICATION AND RELIANCE

(a)	Indemnification of GFS. Each Trust with respect to itself shall, on behalf of each of its respective Funds, indemnify and hold GFS harmless from and against any and all losses, damages, costs, charges, reasonable attorney or consultant fees, payments, expenses and liability arising out of or attributable to such Trust’s refusal or failure to comply with the terms of this Agreement, breach of any representation or warranty made by the such Trust contained in this Agreement, or which arise out of such Trust’s lack of good faith, gross negligence or willful misconduct with respect to such Trust’s performance under or in connection with this Agreement. Each Trust with respect to itself and on behalf of its respective Funds shall hold GFS harmless and GFS shall not be liable for and shall be entitled to rely

(b)	Indemnification of the Trusts. GFS shall indemnify and hold the Trusts and each applicable Fund harmless from and against any and all losses, damages, costs, charges, reasonable attorney or consultant fees, payments, expenses and liability arising out of or attributable to GFS’s refusal or failure to comply with the terms of this Agreement, breach of any representation or warranty made by GFS contained in this Agreement or which arise out of GFS’s lack of good faith, gross negligence, willful misconduct or reckless disregard of its duties with respect to GFS’s performance under or in connection with this Agreement.

(c)	Reliance. Except to the extent that GFS may be liable pursuant to Sections 4(a) and 4(b) above, GFS shall not be liable for any action taken or failure to act in good faith in reliance upon:

(ii)	any oral instruction which it receives and which it reasonably believes in good faith was transmitted by the person or persons authorized by the Board to give such oral instruction pursuant to the parties standard operating practices;

(iii)	any written instruction or certified copy of any resolution of the Board, and GFS may rely upon the genuineness of any such document, copy or facsimile thereof reasonably believed in good faith by GFS to have been validly executed;

(iv)	any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other document reasonably believed in good faith by GFS to be genuine and to have been signed or presented by either Trust or other proper party or parties;

(v)	any instruction, information, data, records or documents provided to GFS or its agents or subcontractors furnished (pursuant to procedures mutually agreed to by GFS and each Trust’s service providers) by machine readable input, data entry, email, facsimile or other similar means authorized by the Trusts;

(vi)	any authorization, instruction, approval, item or set of data, or information of any kind transmitted to GFS in person or by telephone, email, facsimile or other electronic means, furnished and reasonably believed by GFS to be genuine and to have been given by the proper person or persons. GFS shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from either Trust.

GFS shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack of authority of any statement, oral or written instruction, resolution, signature, request, letter of transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument which GFS reasonably believes in good faith to be genuine.

At any time, GFS may apply to any officer of the Trusts for instructions, and may consult with legal counsel to each Trust with respect to any matter arising in connection with the routine services to be performed by GFS under this Agreement, and GFS and its agents or subcontractors shall not be liable and shall be indemnified by each Trust with respect to itself on behalf of its respective Funds for any action taken or omitted by it in reasonable reliance upon such instructions or upon the advice of such counsel. GFS agrees to consult first with a Fund’s adviser before engaging in any non-routine legal consultation that may result in additional legal costs to the Fund.

(d)

(e)	Reliance on Electronic Instructions. If the Trusts have the ability to originate electronic instructions to GFS in order to (i) effect the transfer or movement of cash or Shares or (ii) transmit Shareholder information or other information, then in such event GFS shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established and agreed upon by GFS and the Fund’s investment adviser.

(f)	Notification of Claims. In order that the indemnification provisions contained in this Section shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim or to defend against said claim in its own name or in the name of the other party. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party’s prior written consent.

(g)	Notwithstanding any other provision of this Agreement, GFS’s maximum liability to a Fund arising out of the transactions contemplated hereby, whether arising in contract, tort (including, without limitation, negligence) or otherwise, shall not exceed the direct loss to such Fund. IN NO EVENT SHALL GFS BE LIABLE FOR TRADING LOSSES, LOST REVENUES, SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL OR EXEMPLARY DAMAGES OR LOST PROFITS, WHETHER OR NOT SUCH DAMAGES WERE FORESEEABLE OR GFS WAS ADVISED OF THE POSSIBILITY THEREOF. THE PARTIES ACKNOWLEDGE THAT THE OTHER PARTS OF THIS AGREEMENT ARE PREMISED UPON THE LIMITATION STATED IN THIS SECTION.
5.	LIMITATION OF SHAREHOLDER AND TRUSTEE LIABILITY

The Board and the shareholders of each Fund shall not be liable for any obligations of the Trusts or of the Funds under this Agreement, and GFS agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Fund (or Funds) to which GFS’s rights or claims relate in settlement of such rights or claims, and not to the Board or the shareholders of the Funds. It is expressly agreed that the obligations of the Trusts hereunder shall not be binding upon any of the trustees, shareholders, nominees, officers, agents or employees of the Trusts personally, but bind only the trust property of the Trusts, as provided in the Declaration of Trust of each Trust. The execution and delivery of this Agreement have been authorized by the Board of each Trust and signed by the officers of each Trust, acting as such, and neither such authorization by the Board and shareholders nor such execution and delivery by such officers shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the property of each Trust as provided in its Declaration of Trust. A copy of the Agreement and Declaration of Trust of each Trust is on file with the Secretary of State of Delaware.

6.	EXPENSES ASSUMED BY THE TRUSTS

Except as otherwise specifically stated in this Agreement, GFS shall pay all expenses incurred by it in performing the Services under this Agreement. Each Trust will bear out-of-pocket expenses incurred by GFS under this Agreement and all other expenses incurred in the operation of such Trust’s Funds (other than those borne by the investment adviser to the Fund) including, but not limited to:

(a)	taxes;
(b)	interest;
(c)	brokerage fees and commissions, if any;
(d)	fees for Trustees who are not officers, directors, partners, employees or holders of five percent (5%) or more of the outstanding voting securities of the investment adviser or GFS;
(e)	Securities and Exchange Commission fees (including EDGAR filing fees);

(f)	licensing fees for the index on which the Funds are based (“Index”), if applicable;
(g)	listing fees and fees associated with the calculation and publication of the Index and intra-day estimated net asset value, if applicable;
(h)	advisory fees;
(i)	charges of custodians;
(j)	transfer agent, dividend disbursing agents and index receipt agent fees;
(k)	insurance premiums;
(l)	outside auditing and legal expenses;
(m)	costs of maintaining trust existence;
(n)	costs attributable to shareholder services, including without limitation telephone and personnel expenses;
(o)	costs of preparing and printing prospectuses for regulatory purposes;
(p)	costs of shareholders' reports, trust meetings and related expenses;
(q)	trust legal fees; and
(r)	any extraordinary expenses.
7.	REPRESENTATIONS AND WARRANTIES

(a)	Representations of GFS. GFS represents and warrants to the Trusts that:

(i)	it is a limited liability company duly organized and existing and in good standing under the laws of the State of Nebraska;

(ii)	it is empowered under applicable laws and by its organizational documents to enter into this Agreement and perform its duties under this Agreement;

(iii)	it has access to the necessary facilities, equipment, and personnel to perform its duties and obligations under this Agreement; and

(iv)	it is registered as a transfer agent under Section 17A of the Securities Exchange Act of 1934 and shall continue to be registered throughout the remainder of this Agreement.

(b)	Representations of the Trusts. Each Trust represents and warrants to GFS that:

(i)	it is a Trust duly organized and existing and in good standing under the laws of the State of Delaware;

(ii)	it is empowered under applicable laws and by its Organizational Documents to enter into and perform this Agreement;

(iii)	all proceedings required by said Organizational Documents have been taken to authorize it to enter into and perform this Agreement;

(iv)	it is an open-end management investment company registered under the 1940 Act and will operate in conformance with the 1940 Act and all rules and regulations promulgated thereunder, and all available exemptive relief therefrom, during the term of this Agreement;

(v)	a registration statement under the Securities Act of 1933 is currently effective and will remain effective, and appropriate state securities law filings as required, have been or will be made and will continue to be made, with respect to all the Shares of its Funds being offered for sale; and

(vi)	Each of its Fund’s Organizational Documents, Registration Statement and Prospectus are true and accurate and will remain true and accurate at all times during the term of this Agreement in conformance with applicable federal and state securities laws.

8.       CONFIDENTIALITY

GFS and the Trusts agree that all books, records, information, and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except that GFS may:

(a)	prepare or assist in the preparation of periodic reports to shareholders and regulatory bodies such as the SEC;

(b)	provide information typically supplied in the investment company industry to companies that track or report price, performance or other information regarding investment companies; and

(c)	release such information as permitted or required by law or approved in writing by the applicable Trust, which approval shall not be unreasonably withheld and may not be withheld where GFS may be exposed to civil or criminal liability or proceedings for failure to release the information, when requested to divulge such information by duly constituted authorities or when so requested by the applicable Trust and the applicable Adviser.

Except as provided above, in accordance with Title 17, Chapter II, part 248 of the Code of Federal Regulations (17 CFR 248.1 – 248.30) (“Reg S-P”), GFS will not directly, or indirectly through an affiliate, disclose any non-public personal information as defined in Reg S-P, received from a Fund to any person that is not affiliated with the Fund or with GFS and provided that any such information disclosed to an affiliate of GFS shall be under the same limitations on non-disclosure.

Both parties agree to communicate sensitive information via secured communication channels (i.e. encrypted format).

9.       PROPRIETARY INFORMATION

(a)	Proprietary Information of GFS. The Trusts acknowledge that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals maintained by GFS on databases under the control and ownership of GFS or a third party constitute copyrighted, trade secret, or other proprietary information (collectively, “GFS Proprietary Information”) of substantial value to GFS or the third party. The Trusts agree to treat all GFS Proprietary Information as proprietary to GFS and further agree that they shall not divulge any GFS Proprietary Information to any person or organization except as may be provided under this Agreement.

(b)	Proprietary Information of the Trusts GFS acknowledges that the Shareholder list and all information related to shareholders furnished to GFS by either Trust or by a shareholder in connection with this Agreement (collectively, “Customer Data”) all information regarding the Trusts portfolios, arrangements with brokerage firms, compensation paid to or by the Trusts, trading strategies and all such related information (collectively, “Trust Proprietary Information”) constitute proprietary information of substantial value to the Trusts. In no event shall GFS Proprietary Information be deemed Trust Proprietary Information or Customer Data. GFS agrees to treat all Trust Proprietary Information and Customer Data as proprietary to the Trusts and further agrees that it shall not divulge any Trust Proprietary Information or Customer Data to any person or organization except as may be provided under this Agreement or as may be directed by the Trusts or as may be duly requested by regulatory authorities.

(c)	Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section 9. The obligations of this section shall survive any earlier termination of this Agreement.

10.       ADDITIONAL FUNDS AND CLASSES

In the event that either Trust establishes one or more series of Shares or one or more classes of Shares after the effectiveness of this Agreement, such series of Shares or classes of Shares, as the case may be, shall become Funds and classes under this Agreement with necessary changes made to Appendix III; however, either GFS or the Trusts may elect not to make any such series or classes subject to this Agreement.

11.       ASSIGNMENT AND SUBCONTRACTING

This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trusts without the prior written consent of GFS. GFS may subcontract any or all of its responsibilities pursuant to this Agreement to one or more companies, trusts, firms, individuals or associations, which may or may not be affiliated persons of GFS and which agree to comply with the terms of this Agreement; provided, however, that any such subcontracting shall not relieve GFS of its responsibilities hereunder. GFS may pay such persons for their services, but no such payment will increase fees due from the Trusts hereunder.

12.       EFFECTIVE DATE, TERM AND TERMINATION

(a)	Effective Date. This Agreement shall become effective upon the later of the date first above written or the date on which the Fund commences operations (the “Effective Date”).

(b)	Term. This Agreement shall remain in effect for a period of two (2) years from the applicable Fund(s) effective date and shall continue in effect for successive twelve-month periods provided that such continuance is specifically approved at least annually by a majority of the Board.

(c)	Termination. This Agreement can be terminated at the end of the initial term or subsequent renewal period upon ninety (90) days’ prior written notice by either party. Upon termination of this Agreement, GFS shall have no further obligation to provide Services to the terminating Fund(s) and all outstanding payments due from such Fund(s) under this Agreement shall become immediately due and payable to GFS, including any unpaid fees earned through the date of termination and the balance of all future minimum fees due under the remaining term of this Agreement. In the event of termination, GFS agrees that it will cooperate to facilitate the smooth transition of services and to minimize disruption to a Fund and its shareholders. Notwithstanding the foregoing, either party may terminate this agreement upon thirty (30) days’ written notice in the event of a breach. The parties have a right to attempt to cure a breach within the thirty-day notice period. If the breach is not cured within said period, then the parties hereto will submit to arbitration, in accordance with Section 14(g), below. In any event, this Agreement can be terminated with respect to any Fund at any time upon thirty (30) days’ prior written notice if the Board makes a determination to liquidate such Fund.

(d)	Reimbursement of GFS’s Expenses. If this Agreement is terminated with respect to a Fund or Funds, GFS shall be entitled to collect from the Fund or Funds, in addition to the compensation described under Section 3 of this Agreement, the amount of all of GFS’s reasonable labor charges and cash disbursements for services in connection with GFS’s activities in effecting such termination, including without limitation, the labor costs and expenses associated with the de-conversion of each Trust’s records of each Fund from its computer systems, and the delivery to each Trust and/or its designees of the Trust’s property, records, instruments and documents, or any copies thereof. Subsequent to such termination, for a reasonable fee, GFS will provide the Trusts with reasonable access to all trust documents or records, if any, remaining in its possession.

(e)	Survival of Certain Obligations. The obligations of Sections 3, 4, 8, 9, 12 and 13 shall survive any termination of this Agreement.

13. LIAISON WITH ACCOUNTANTS/ATTORNEYS

(a) GFS shall act as liaison with each Fund’s independent public accountants and shall provide account analyses, fiscal year summaries, and other audit-related schedules with respect to each Fund. GFS shall take reasonable actions in the performance of its duties under this Agreement to ensure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Fund.

(b)	GFS shall act as liaison with each Fund’s legal counsel and shall take reasonable actions to ensure that necessary Fund information is made available to the Fund’s legal counsel.

14.       MISCELLANEOUS

(a)	Amendments. This Agreement may not be amended, or any provision hereof waived, except in writing signed by the party against which the enforcement of such amendment or waiver is sought.

(b)	Governing Law. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of New York.

(c)	Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

(d)	Counterparts. The parties may execute this Agreement on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

(e)	Severability. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected by such determination, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

(f)	Force Majeure. Neither party shall be liable for failure to perform if the failure results from a cause beyond its control, including, without limitation, fire, electrical, mechanical, or equipment breakdowns, delays by third party vendors and/or communications carriers, civil disturbances or disorders, terrorist acts, strikes, acts of governmental authority or new governmental restrictions, or acts of God.

(g)	The parties understand and agree that, to the extent permitted by law, all claims arising out of this Agreement will be resolved through final and binding arbitration pursuant to the terms hereof. In this regard, the parties acknowledge and agree that: (i) such arbitration will be final and binding on the parties; (ii) the parties are hereby waiving their rights to seek remedies in court, including the right to a jury trial; (iii) pre-arbitration discovery is generally more limited than and different from discovery conducted in connection with litigation; (iv) the arbitrator's award is not required to include factual findings or legal reasoning; and (v) a party's right to appeal or seek modification of rulings by the arbitrator will be strictly limited.

Such arbitration will be conducted in New York according to the securities arbitration rules then in effect of the American Arbitration Association. Both parties understand that the other party may initiate arbitration by serving or mailing a written notice to the other party hereto by certified mail, return receipt requested. Any award the arbitration panel makes will be final, and judgment on it may be entered in any court having jurisdiction.

This arbitration provision shall be enforced and interpreted exclusively in accordance with applicable Federal law, including the Federal Arbitration Act. Any costs, fees, or taxes involved in enforcing the award shall be fully assessed against and paid by the party resisting enforcement of said award. The prevailing party shall also be entitled to an award of reasonable attorneys fees and costs incurred in connection with the enforcement of this Agreement. No person shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action who is a member of a putative class action until:

•	The class certification is denied;

•	The class is decertified; or
•	The person is excluded from the class by the court.

Such forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this Agreement except to the extent stated herein.

(h)	Headings. Section and paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(i)	Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand or by overnight, registered or certified mail, postage prepaid, or by facsimile to each party at the address set forth below or at such new address designated by such party by notice given pursuant to this Section.

To the Trusts:	To GFS:
Joseph Barrato	Andrew Rogers
President	President
Arrow Investments Trust	Gemini Fund Services, LLC
6100 Chevy Chase Drive, Suite 100 Laurel, MD 20707 Joe@arrowfunds.com Joseph Barrato President Arrow ETF Trust 6100 Chevy Chase Drive, Suite 100 Laurel, MD 20707 Joe@arrowfunds.com	80 Arkay Drive, Suite 110
Hauppauge, NY 11788
Telephone: (631) 470-2669
AndrewR@geminifund.com

With a copy to:	With a copy to:

JoAnn Strasser, Esq.	Brian Nielsen, Esq.
Thompson Hine LLP	Gemini Fund Services, LLC
41 South High Street, Suite 1700	17605 Wright Street
Columbus, Ohio 43215-6101	Omaha, Nebraska 68130
(614) 469-3265	(402) 895-7127
Joann.strasser@thompsonhine.com	briann@nstar-financial.com

(j)	Safekeeping. GFS shall establish and maintain facilities and procedures reasonably acceptable to the Trusts for the safekeeping and control of records maintained by GFS under this Agreement including the preparation and use of check forms, facsimile, email or other electronic signature imprinting devices.

(k)	Distinction of Funds. Notwithstanding any other provision of this Agreement, the parties agree that the assets and liabilities of each Fund of each Trust are separate and distinct from the assets and liabilities of each other Fund and that no Fund shall be liable or shall be charged for any debt, obligation or liability of any other Fund, whether arising under this Agreement or otherwise.

(l)	Representation of Signatories. Each of the undersigned expressly warrants and represents that they have full power and authority to sign this Agreement on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized persons, as of the day and year first above written.

ARROW INVESTMENTS TRUST	GEMINI FUND SERVICES, LLC

By: /s/ Joseph Barrato	By: /s/ Andrew Rogers
Joseph Barrato	Andrew Rogers
President	Chief Executive Officer

ARROW ETF TRUST

By: /s/ Joseph Barrato
Joseph Barrato
President

APPENDIX I

Fund Accounting Services

With respect to each Fund electing Fund Accounting Services, GFS shall provide the following services subject to, and in compliance with, the objectives, policies and limitations set forth in each Trust’s Registration Statement, each Trust’s Agreement and Declaration of Trust, Bylaws, applicable laws and regulations, and resolutions and policies established by each Trust’s Board:

1)      Timely calculate the net asset value per share with the frequency prescribed in each Fund's then-current Prospectus, transmit the Fund's net asset value to the Adviser, the relevant Fund’s listing exchange, each Trust and its transfer agent and, if different from the above-listed parties, the party responsible for publishing the net asset value on each Trust’s website, as required by any exemptive relief on which each Trust relies;

2)      Calculate each item of income, expense, deduction, credit, gain and loss, if any, as required by each Trust and in conformance with generally accepted accounting principles ("GAAP"), SEC Regulation S-X (or any successor regulation) and the Internal Revenue Code of 1986, as amended (or any successor laws)(the "Code");

3)      Prepare and maintain on behalf of the Trusts, books and records of each Fund, as required by Rule 31a-1 under the 1940 Act, and as such rule or any successor rule, may be amended from time to time, that are applicable to the fulfillment of GFS’s Fund Accounting Services, as well as any other documents necessary or advisable for compliance with applicable regulations as may be mutually agreed to between the Trusts and GFS. Without limiting the generality of the foregoing, GFS will prepare and maintain the following records upon receipt of information in proper form from the Fund or its authorized agents:

a.	Cash receipts journal
b.	Cash disbursements journal
c.	Dividend record
d.	Purchase and sales - portfolio securities journals
e.	Security ledgers
f.	Broker ledger
g.	General ledger
h.	Daily expense accruals
i.	Daily income accruals
j.	Securities and monies borrowed or loaned and collateral therefore
k.	Foreign currency journals
l.	Trial balances

4)      Make such adjustments over such periods as each Trust’s administrator deems necessary, and communicates to GFS in writing, to reflect over-accruals or under-accruals of estimated expenses or income;

5)      Provide each Trust and, each investment adviser serving as an investment adviser for a Fund with daily portfolio valuation, net asset value calculation and other standard operational reports as requested from time to time and as required by any exemptive on which a Fund relies;

Appendix I Page1

6)      Provide all raw data available from its mutual fund accounting system for the Fund’s investment adviser or the administrator to assist in preparation of the following:

a.       Semi-annual financial statements;

b.       Semi-annual form N-SAR and annual tax returns;

c.       Financial data necessary to update form N-1A;

d.       Annual proxy statement; and

e.       The website disclosure provided by the Trusts pursuant to any exemptive relief on which a Fund relies.

7)      Provide facilities to accommodate an annual audit by each Fund’s independent accountants and, upon approval of either Trust, any audits or examinations conducted by the SEC or any other governmental or quasi-governmental entities with jurisdiction;

8)      Transmit to and receive from each Fund's transfer agent appropriate data on a daily basis and daily reconcile Shares outstanding and other data with the transfer agent;

9)      Periodically reconcile all appropriate data with each Fund's custodian;

10)   Receive portfolio composition file (“PCF”) information from the Adviser of each Fund, format the PCF for transmission to the transfer agent and/or custodian and, upon the final approval of the Adviser, transmit the PCF to the transfer agent and/or custodian; and

11)   Perform such other record keeping, reporting and other tasks as may be specified from time to time in the procedures adopted by the Board pursuant to mutually acceptable timelines and compensation agreements.

Fund Accounting Records.

Maintenance of and Access to Records. GFS shall maintain records relating to its services, such as journals, ledger accounts and other records, as are required to be maintained under the 1940 Act and, specifically, Rule 31a-1 thereunder. The books and records pertaining to the Trusts that are in possession of GFS shall be the property of the Trusts. The Trusts, or each Trust's authorized representatives, shall have access to such books and records at all times during GFS’s normal business hours. Upon the reasonable request of either Trust, copies of any such books and records shall be provided promptly by GFS to the Trust or the Trust's authorized representatives. In the event the Trust designates a successor that assumes any of GFS’s obligations hereunder, GFS shall, at the expense and direction of the Trust, transfer to such successor all relevant books, records and other data established or maintained by GFS under this Agreement.

Inspection of Records. In case of any requests or demands for the inspection of the records of either Trust maintained by GFS, GFS will endeavor to notify the Trust and to secure instructions from an authorized officer of the Trust as to such inspection. GFS shall abide by the Trust's instructions for granting or denying the inspection; provided, however, that GFS may grant the inspection without instructions from the Trust if GFS is advised to disclose by its legal counsel.

All out-of-pocket expenses will be billed as set forth on Appendix III. GFS may from time to time adopt new procedures, or modify existing procedures, in order to carry out its Fund Accounting Services. Any modification of the Fund Accounting Services provided by GFS as set forth in this Appendix I shall be delivered to the Trusts in writing.

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APPENDIX II

Fund Administrative Services

With respect to each Fund electing Fund Administrative Services, GFS shall provide the following services subject to, and in compliance with the objectives, policies and limitations set forth in each Trust’s Registration Statement, each Trust’s Agreement and Declaration of Trust Bylaws, applicable laws and regulations, and resolutions and policies established by each Trust’s Board:

1)	Monitor the performance of administrative and professional services rendered to the Trusts by others, including its custodian, transfer agent, fund accountant and dividend disbursing agent as well as legal, auditing, shareholder servicing and other services performed for the Trusts;

2)	Monitor Fund holdings and operations for post-trade compliance with the Prospectus and Statement of Additional Information, SEC statutes, rules, regulations and policies and pursuant to advice from the Fund’s independent public accountants and Trust counsel, monitor Fund holdings for compliance with IRS taxation limitations and restrictions and applicable Federal Accounting Standards Board rules, statements and interpretations; provide periodic compliance reports to each investment adviser or sub-adviser to each Trust, and assist each Trust, the Adviser and each sub-adviser to the Trusts (collectively referred to as “Advisers”) in preparation of periodic compliance reports to the Trusts, as applicable;

3)	Prepare and coordinate the printing of semi-annual and annual financial statements;

4)	Prepare selected management reports for performance and compliance analyses agreed upon by the Trusts and GFS from time to time;

5)	In consultation with legal counsel to teach Trust, the investment adviser, officers of the Trusts and other relevant parties, prepare and disseminate materials for meetings of the Board, including agendas and selected financial information as agreed upon by the Trusts and GFS from time to time; attend and participate in Board meetings to the extent requested by the Board; and prepare or cause to be prepared minutes of the meetings of the Board;

6)	Determine income and capital gains available for distribution and calculate distributions required to meet regulatory, income, and excise tax requirements, to be reviewed by each Trust's independent public accountants;

7)	Review each Trust's federal, state, and local tax returns as prepared and signed by each Trust's independent public accountants;

8)	Prepare and maintain each Trust's operating expense budget to determine proper expense accruals to be charged to each Fund in order to calculate its daily net asset value;

9)	In consultation with legal counsel for each Trust, assist in and monitor the preparation, filing, printing and where applicable, dissemination to shareholders of the following:
a.	amendments to each Trust’s Registration Statement on Form N-1A;
b.	periodic reports to the Trustees, shareholders and the SEC, including but not limited to annual reports and semi-annual reports;
Appendix II Page 1

c.	notices pursuant to Rule 24f-2;
d.	proxy materials; and
e.	reports to the SEC on Forms N-SAR, N-CSR, N-Q and N-PX.

10)	Coordinate each Trust's audits and examinations by:
a.	assisting each Fund’s independent public accountants, or, upon approval of each Trust, any regulatory body, in any requested review of a Fund’s accounts and records;
b.	providing appropriate financial schedules (as requested by a Fund’s independent public accountants or SEC examiners); and
c.	providing office facilities as may be required.

11)	Determine, after consultation with legal counsel for the Trust and the Fund’s investment adviser, the jurisdictions in which Shares of the Trust shall be registered or qualified for sale; facilitate, register, or prepare applicable notice or other filings with respect to, the Shares with the various state and territories of the United States and other securities commissions, provided that all fees for the registration of Shares or for qualifying or continuing the qualification of the Trust shall be paid by the Trust;

12)	Monitor sales of Shares and ensure that the Shares are properly and duly registered with the SEC;

13)	Monitor the calculation of performance data for dissemination to information services covering the investment company industry, for sales literature of the Trusts and other appropriate purposes;

14)	Prepare, or cause to be prepared, expense and financial reports, including Fund budgets, expense reports, pro-forma financial statements, expense and profit/loss projections and fee waiver/expense reimbursement projections on a periodic basis;

15)	Prepare authorization for the payment of Trust expenses and pay, from Trust assets, all bills of the Trust;

16)	Provide information typically supplied in the investment company industry to companies that track or report price, performance or other information with respect to investment companies;

17)	Upon request, assist each Fund in the evaluation and selection of other service providers, such as independent public accountants, printers, EDGAR providers and proxy solicitors (such parties may be affiliates of GFS);

18)	Perform other services, recordkeeping and assistance relating to the affairs of the Trusts as the Trusts may, from time to time, reasonably request pursuant to mutually acceptable timelines and compensation agreements.

All out-of-pocket expenses will be billed as set forth on Appendix III. GFS may from time to time adopt new procedures, or modify existing procedures, in order to carry out its Fund Administrative Services. Any modification of the Fund Administrative Services provided by GFS as set forth in this Appendix II shall be delivered to the Trusts in writing.

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APPENDIX III

LIST OF FUNDS

SERVICES & FEES

This Appendix III is part of the Fund Services Agreement dated June 11, 2015 (the “Agreement”), between Arrow Investments Trust, Arrow ETF Trust (the “Trusts”) and Gemini Fund Services, LLC (“GFS”). Set forth below are the Services elected by the Fund(s) identified on this Appendix III along with the associated Fees. Capitalized terms used herein that are not otherwise defined shall have meanings ascribed to them in the Agreement.

COVERED FUNDS

The Funds to be covered under this Agreement include:

Funds

Arrow Dow Jones Global Yield ETF

Arrow DWA Tactical ETF

Arrow QVM Equity Factor ETF

Arrow Reserve Capital Management ETF

Arrow Dogs of the World ETF

Arrow DWA Country Rotation ETF

SELECTED SERVICES and FEES

The Fund(s) shall pay to GFS the following fees: (unless otherwise specified, all basis point fees will be calculated based upon the aggregate average net assets of all the Covered Funds for the previous month)

Fund Administration and Accounting Fees

The Fund(s) shall pay to GFS an annual fee equal to:

5 basis points (0.05%) on the first $500 million of aggregate average net assets; plus;

4 basis points (0.04%) on aggregate average net assets between $500 million and $1.5 billion; plus

3 basis points (0.03%) on aggregate average net assets greater than $1.5 billion.

1.	Price Quotes. The charges for securities/commodity price quotes are determined by GFS’s cost of obtaining such quotes and, therefore, are subject to change. Current charges (presented as per security/per day unless otherwise noted) are as follows:
$ 0.10 Domestic and Canadian Equities, Mutual Funds, ADRs, ETFs
$ 0.40 Non-North American Equities
$ 0.55 Corporate/Govt/Agency Bonds, Money Markets, Mortgage Backed Securities
$ 0.60 Municipal Bonds
$ 0.75 High Yield Bonds
$ 1.00 Non-North American Bonds
$ 0.15 Options
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$ 0.25 Futures
$ 0.75 Reverse Mortgage Backed Securities
$ 1.00 Asset Backed & CMO Securities
$ 3.50 CLO
$ 3.50 CDO
$ 15.00 Leverage Loans/Bank Loans [monthly]
$ 62.50 CDX [monthly]
$ 62.50 CDS [monthly]

Other Securities/Complex, Hard-to-Value	Market
Manual Pricing Inputs/Advisor Provided	$100 per month up to 10 manual inputs

2.       Additional Charges.

a.	Out-of-pocket expenses. The Fund(s) shall reimburse GFS for all out-of-pocket expenses incurred by GFS to provide the Services to the Fund(s).
b.	Fund Accounting Data De-Conversion fee. Each Fund shall pay a Fund Accounting record data de-conversion fee in the amount of $2,500.00 upon a cancellation or termination of this Agreement for any reason other than liquidation of the Fund.

Fund Administration Fees

The Fund Administration Fees for the Fund are combined with the Fund Accounting Fees, above. Therefore, there is no separate base annual fee per fund or share class.

1.	State Registration (Blue Sky) Fees:

Each Fund shall pay its allocated federal and state regulatory filing fees. In addition, each Fund shall pay GFS the following fees per state registration:

Initial registration	$ 295.00
Registration renewal	$ 150.00
Sales reports (if required)	$ 25.00

2.	Additional Charges.
a.	Out-of-pocket expenses. The Fund(s) shall reimburse GFS for all out-of-pocket expenses incurred by GFS to provide the Services to the Fund(s).
b.	FIN 48 Compliance fee. Each Fund shall pay GFS $495.00 per calendar quarter for FIN 48 Compliance.
c.	Fund Administration Data De-Conversion fee. Each Fund shall pay a Fund Administration record data de-conversion fee in the amount of $2,500.00 upon a cancellation or termination of this Agreement for any reason other than liquidation of the Fund.

Appendix III Page 2

Special Reports/Programming Fees

All special reports analyses and/or programming requested by a Fund or the Trusts under this Agreement shall be subject to an additional programming charge, agreed upon in advance, based upon the following rates:

GFS Senior & MIS Staff	$200.00 per hour
GFS Junior Staff	$100.00 per hour

Out-of-Pocket Expenses

The Trusts shall reimburse GFS for all out-of-pocket expenses incurred by GFS when performing Services under this Agreement, including but not limited to the following:

o Anti-ID Theft Monitoring	o Pro rata portion of annual SSAE 18 review
o Bank Account and other Bank Fees	o Proxy Services
o Customer Identification/AML Program Costs	o Record Storage
o Fund Stationery and Supplies	o Regulatory fees and assessments
o Locating Lost Shareholders/Escheatment Costs	o State and Federal filing fees and assessments
o NSCC Charges	o Tax Reporting
o Postage	o Telephone and Toll Free Lines
o Pre and Post Sale Fulfillment	o Travel Requested by the Trusts
o Printing Fund Documents

Signature Page Follows

Appendix III Page 3

IN WITNESS WHEREOF, the parties hereto have executed this Appendix III to the Fund Services Agreement effective as of September 28, 2017.

ARROW INVESTMENTS TRUST By: /s/ Joseph Barrato Joseph Barrato President ARROW ETF TRUST By: /s/ Joseph Barrato Joseph Barrato President	GEMINI FUND SERVICES, LLC By: /s/ Kevin Wolf Kevin Wolf President

The undersigned investment adviser (the “Adviser”) hereby acknowledges and agrees to the terms of the Agreement and further acknowledges and agrees that:

(1) GFS expends substantial time and money, on an ongoing basis, to recruit and train its employees; (2) GFS's business is highly competitive and is marketed throughout the United States, and (3) if the Adviser were to hire any GFS employees who are involved in the procurement of the Services under the Agreement then GFS may suffer lost sales and other opportunities and would incur substantial expense in hiring and training replacement(s) for those employees. Accordingly, the Adviser agrees that it, including its respective affiliates and subsidiaries, shall not solicit, attempt to induce or otherwise hire an employee of GFS for so long as this Agreement is in effect and for a period of two (2) years after termination of this Agreement, unless expressly agreed upon in writing by both parties. In the event that this provision is breached by the Adviser, the Adviser agrees to pay damages to GFS in the amount of two times the current annual salary of such employee or former employee. For purposes of this provision, “hire” means to employ as an employee or to engage as an independent contractor, whether on a full-time, part-time or temporary basis.

Arrow Investment Advisors, LLC

6100 Chevy Chase Drive, Suite 100

Laurel, MD 20707

By: /s/ Jake Griffith

Name: Jake Griffith

Title: President

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